Exhibit 10.23

SEVERANCE AGREEMENT FOR STEPHEN C. COSTALAS

This SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of the 2nd day of December, 2004, by and between PHARMACOPEIA DRUG DISCOVERY, INC., a Delaware corporation (hereinafter, the “Company”), and Stephen C. Costalas an individual (hereinafter, “Employee”).

RECITALS

WHEREAS, the Company desires to provide certain benefits and payments to Employee in the event of the termination of his employment with the Company; and

WHEREAS, Employee desires to accept such benefits and payments on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.   TERMINATION AND EFFECT OF TERMINATION.  Employee’s employment hereunder is AT WILL and may be terminated at any time by the Company for any reason.  In the event of termination of Employee’s employment, the Company shall have no liability to Employee for compensation or benefits except as specified in this Section 1 or as required by the Company’s benefits policy.

(a)  Termination by the Company for Cause.  Employee’s employment may be terminated by the Company for Cause at any time upon delivery of written notice to Employee.  Upon such a termination, the Company shall have no obligation to Employee other than the payment of all accrued, but unpaid, Base Salary and any unpaid expenses or expense reimbursements prior to the effective date of such termination.  For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events or conditions:

(i)  any gross failure on the part of Employee (other than by reason of disability as provided in Section 1(e) below) to faithfully and professionally carry out Employee’s duties or to comply with any other material provision of this Agreement, which failure continues for thirty (30) days after written notice detailing such failure is delivered by the Company; provided, that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which notice has been given on a prior occasion;(ii)  Employee’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation any conduct on the part of Employee intended to or likely to injure the business of the Company);

(ii)  Employee’s conviction of any felony or of any other crime involving moral turpitude, whether or not relating to Employee’s employment;

(iii)  Employee’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing Employee’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same;

(iv)  Employee’s failure to comply with a lawful written direction of the Company; or

(v)  any wanton or willful dereliction of duties by Employee.

(b)  Involuntary Termination by the Company without Cause.  The Company may involuntarily terminate Employee’s employment under this Agreement at any time without Cause upon delivery of written notice to Employee.  Subject to the provisions of Section 1(g) hereof (concerning termination in connection with a Change of Control (as defined in Section 1(g)), if Employee’s employment is terminated involuntarily by the Company without Cause pursuant to this Section 1(b), the Company shall:

(i)  pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(ii)  pay Employee in a lump sum one year’s Base Salary in effect as of the effective date of termination;

(iii)  pay Employee in a lump sum within thirty (30) days after termination; a pro rata portion of Employee’s Target Incentive Bonus for the calendar year in which Employee’s employment is terminated as provided in this Section 1(b), such portion to be based on the number of full months for which Employee was employed during the year of termination; and.

(iv)  maintain Employee’s group medical coverage until the earlier of (a) the end of a period of twelve months following the effective date of such termination, or (b) until such time as comparable medical coverage is obtained by the Employee.

(v)  allow all vested options or other incentive securities to be exercised pursuant to the terms of the option agreement or other agreements under which such options or other incentive securities were granted.

(c)  Termination by Employee for Good Reason.  Employee may terminate his employment under this Agreement for Good Reason upon the provision of advance written notice to the Company specifying in reasonable detail the events or conditions upon which Employee is basing such termination.  The Company will be given the opportunity, but shall have no obligation, to “cure” such events or conditions within thirty (30) days after the provision by Employee of such notice.  Subject to the provisions of Section 1(g) hereof (concerning termination in connection with a Change of Control), if the Company elects in a written notice to Employee not to cure such events or conditions or otherwise fails to so cure such events or conditions within such thirty (30) day period, Employee may terminate his employment with the Company for Good Reason pursuant to this Section 1(c) and in the event of such termination, the Company shall:

(i)  pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(ii)  pay Employee in a lump sum one year’s Base Salary in effect as of the effective date of termination.

(iii)  pay Employee within thirty (30) days after termination, a pro rata portion of Employee’s Target Incentive Bonus for the calendar year in which Employee’s employment is terminated as provided in this Section 1(c), such portion to be based on the number of full months for which Employee was employed during the year of termination; and

(iv)  maintain Employee’s group medical coverage until the earlier of (a) the end of a period of twelve months following the effective date of such termination, or (b) until such time as comparable medical coverage is obtained by the Employee.

(v)  allow all vested options or other incentive securities to be exercised pursuant to the terms of the option agreement or other agreements under which such options or other incentive securities were granted.

For purposes of this Agreement, Good Reason means any one or more of the following events or conditions:

(A)  the Company’s material breach of any of the terms of this Agreement or the letter agreement dated the date hereof between Employee and the Company (the “Letter Agreement”);

(B)  the Company’s requiring Employee, without his consent, to relocate from his residence or to commute more than fifty (50) miles from the offices of the Company at which he was principally employed on the date of this Agreement;

(C)  a diminution in Employee’s Executive Vice President or General Counsel titles, or material diminution in the duties or responsibilities or conditions of his employment from those in effect on the date hereof; or

(D)  a reduction by more than twenty percent (20%) in Employee’s annual Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time after such date and prior to the delivery of such notice (other than such a reduction applicable generally to substantially all employees of the Company).

(d)  Termination by Employee without Good Reason (Voluntary Resignation).  Employee may voluntarily resign his position and terminate his employment under this Agreement without Good Reason at any time.  Upon such a termination, the Company shall have no obligation to pay compensation and provide benefits to Employee other than the payment of all accrued and unpaid Base Salary and any other unpaid expenses or expense reimbursements prior to the effective date of such termination.

(e)  Disability.  If Employee becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate Employee’s employment without further liability upon written notice to Employee.  Without limiting the generality of the foregoing, Employee shall be deemed disabled for purposes of this Agreement either (i) if Employee is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or (ii) if in the exercise of the Company’s reasonable judgment, due to accident, mental or physical illness, or any other reason, Employee cannot perform Employee’s duties.  In the event the Company shall terminate Employee due to disability, as described above, Employee shall be entitled to receive only those benefits provided under the Company’s Long Term Disability Plan and the employee’s stock options will be treated under the Disability section of the 2004 Stock Incentive Plan (the “2004 Plan”).

(f)  Death.  In the event of the death of Employee, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of death, except for the payment of all accrued, but unpaid, Base

Salary and any other unpaid expenses or expense reimbursement prior to the date of death.  In the event of Employee’s death, the Employee’s stock options shall be treated under the Death section of the 2004 Plan.

(g)  Change in Control Termination.

(i)  Benefits.  In the event Employee’s employment under this Agreement is terminated by the Company involuntarily without Cause or Employee terminates his employment with the Company for Good Reason as defined in Section 1 (c), in either case at any time during the period commencing two (2) months before and ending twelve (12)  months after the occurrence of a Change in Control, the Company shall:

(A) pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(B) pay Employee a lump sum amount equal to one and one-half (1.5) times Employee’s annual Base Salary in effect as of the effective date of termination;

(C) pay Employee a lump sum amount equal to one and one half (1.5) times the Employee’s Target Incentive Bonus;

(D) maintain Employee’s group medical coverage until the earlier of (a) the end of a period of eighteen (18) months following the effective date of termination or (b) such time as comparable medical coverage is obtained by the employee.

Anything contained in this Section to the contrary notwithstanding, Employee shall not be entitled to any of the benefits set forth in this Section 1(g)(i) if Employee either resigns and terminates such employment voluntarily (other than for Good Reason, as described above) or is terminated by the Company for Cause.

For purposes of Section 1(g) hereof, the term the “Company” shall include any Acquiring Company (as defined below) and all obligations of the Company under such Section shall be assumed by any Acquiring Company.

(ii)  Stock Options.  In the event Employee’s employment under this Agreement is terminated by the Company involuntarily without Cause or Employee terminates his employment with the Company for Good Reason, in either case at any time during the period commencing two (2) months before and ending twelve (12) months after the occurrence of a Change in Control:

(A) notwithstanding anything to the contrary contained in the 2004 Plan or any other stock option or incentive compensation plan of the Company, any unvested stock options or other incentive securities which were granted to Employee prior to or during the term of this Agreement under the 2004 Plan or any such other stock option or incentive compensation plan shall immediately vest on the date of such termination of Employee’s employment, the expiration date of the exercise period for such options or other securities shall be the earlier of (1) one (1) year following the date of termination or (2) the expiration of the term of the option, and the Company shall take all actions necessary or advisable to give effect to this Section 1(g)(ii)(A); and

(B) all vested options or other incentive securities held by Employee which were issued pursuant to the 2004 Plan or any such other plan shall be exercisable pursuant to the terms of the stock option agreement or other agreement(s) under which the options or other incentive securities were granted, and the Company shall take all actions necessary or advisable to give effect to this Section 1(g)(ii)(B).

Anything contained in this Section to the contrary notwithstanding, Employee shall not be entitled to any of the benefits set forth in this Section 1(g)(ii) if Employee either resigns and terminates such employment voluntarily (other than for Good Reason, as described above) or is terminated by the Company for Cause.

(iii)  Definition of “Change in Control.”  The definition of “Change in Control” set forth in the 2004 Plan is incorporated, and made a part hereof, by reference.

(iv)  Definition of “Acquiring Company.”  For purposes of Section 1(g) of this Agreement, an “Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger,  sale, asset purchase, or assignment of all or substantially all of the Company’s assets, consolidation or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).

2.  GENERAL RELEASE.  Notwithstanding anything in this Agreement to the contrary, no payments shall be made or benefits provided by the Company under Section 1 prior to the execution by Employee at the time of termination of a general release in favor of the Company and its affiliates, and its and their respective officers, employees and directors.

3.  TAXES.  Employee will be responsible for the payment of any tax liability incurred as a result of this Agreement.  The Company may withhold tax on any payments or benefits provided to Employee as required by law or regulation.

4.  NON-COMPETITION; NON-SOLICITATION.

(a)  Restrictions.  Employee shall not, during the course of Employee’s employment with the Company or for a period of twelve (12) months thereafter, directly or indirectly:

(i) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent employee, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Employee may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting power of such Competing Entity;

(ii) solicit or divert any business or any customer or known prospective customer from the Company or assist any person or entity in doing so or attempting to do so;

(iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so; or

(iv) solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

(b)  Effect on the Company’s Obligations.  The Company’s obligation to make payments and provide the other benefits pursuant to Section 1 above shall terminate in the event that, and at such time as, Employee is in breach of Employee’s obligations set forth in Section 4(a) above.

(c)  Definitions.  For purposes of this Section 4:

(i) “Competing Entity” means any entity which is presently or hereafter engaged in any business of the type or character engaged in by the Company or any of its subsidiaries including, without limitation, (a) the business of providing to third parties products or services for pre-clinical drug discovery or chemical development which (x) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities, or (y) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services or (b) any business which is engaged in the discovery and development of human therapeutic products.

(ii) “Territory” means North America, Europe and Japan.

Notwithstanding anything in the above to the contrary, Employee may engage in the activities set forth in Section 4(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld.  Further, in determining whether a specific activity by Employee for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (A) the duties to be performed by Employee and (B) the business activities of the Competing Entity at the time of Employee’s proposed engagement by such entity.

(d)  Acknowledgement.  Employee acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest).  Employee acknowledges and agrees that, in the event that Employee breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.  If any covenant set forth in this Section 4 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent) to render it valid and enforceable in all respects.  In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid and enforceable in all respects.

5.  ARBITRATION.  Any and all disputes between the parties (except actions to enforce the provisions of Section 4 of this Agreement) arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, may be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereinafter, “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and, unless expressly required by law, each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Princeton, New Jersey or at such other location as mutually agreed by the parties.  Any arbitration award shall be final and binding on the parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in any United States District Court in the State of New Jersey.  The parties consent to the jurisdiction of (and the laying of venue in) any such court.

6.  NOTICES.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

(a)                                  If to the Company, to:

Pharmacopeia Drug Discovery, Inc.

3000 Eastpark Blvd.

Cranbury, NJ 08512

Attn.:                 Leslie J. Browne , PhD

(b)                                 If to Employee, to:

Stephen C. Costalas

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

7.  WAIVER.  The waiver by the Company or Employee of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee or the Company, as applicable of any provision of this Agreement.

8.  SEVERABILITY.  The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable.  However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.  Moreover, if any of the provisions of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed by limiting or reducing it to the extent legally permitted so as to be enforceable to the extent compatible with then applicable law.

9.  SUCCESSORS AND ASSIGNS.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Employee.  This Agreement may not be assigned by Employee.  This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company’s assets, business or properties), and Employee hereby consents to such assignment.

10.  ENTIRE AGREEMENT; AMENDMENTS.  This Agreement, the Letter Agreement and the applicable bylaws and policies of the Company, constitute the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied.  This Agreement supersedes any and all prior or contemporaneous agreements, oral or written, concerning Employee’s employment and compensation.  This Agreement may be amended only in writing signed by Employee and the Chief Executive Officer or Executive Vice President, Human Resources of the Company.

11.  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.  GOVERNING LAW; FORUM SELECTION.  This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State.   The parties consent to jurisdiction and laying of venue in the state and federal courts of New Jersey for purposes of resolving disputes under this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PHARMACOPEIA DRUG DISCOVERY, INC.

By	/s/ Leslie J. Browne, Ph.D.
Leslie J. Browne, Ph.D.
President and Chief Executive Officer

By	/s/ Stephen C. Costalas
Stephen C. Costalas